Exhibit 99.1

CONTACT:

Marlene Somsak, media relations

408.503.2592

marlene.somsak@palmOne.com

palmOne Promotes Ed Colligan To President

MILPITAS, Calif., June 16, 2004 — palmOne, Inc. (Nasdaq: PLMO) today announced it has promoted Ed Colligan, former palmOne senior vice president and general manager of the Wireless Business Unit, to the position of president, reporting to Todd Bradley, chief executive officer.

Colligan joined palmOne last October when the former Palm, Inc. acquired Handspring, Inc. Colligan had been president and chief operating officer at Handspring.

“The integration of Handspring into palmOne is now complete with the consolidation of the handheld and wireless business units,” said Bradley. “We’re one company, with one compelling portfolio of devices that serves entry-level consumers to mobile professionals. Ed will do a great job building on our momentum and helping to drive the evolution of the handheld computing and communications marketplace.”

Functions reporting to Colligan include worldwide channel, carrier and online sales; marketing; product marketing; and engineering.

About palmOne, Inc.

palmOne, Inc. delivers what matters most to customers — whether a single consumer or company of thousands — enabling users to improve their personal lives and professional productivity through mobile devices and solutions.

palmOne is the name adopted in October 2003 by Palm, Inc., when it spun off PalmSource, Inc., maker of the Palm OS(R) platform software, and acquired Handspring, Inc. Uniting the Zire(TM), Tungsten(TM) and Treo(TM) subbrands, the creation of palmOne launched a new, stronger market leader in handheld computer and communications hardware and software solutions.

More information about palmOne, Inc. is available at http://www.palmOne.com.

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palmOne, Zire, Tungsten, Treo and Palm OS are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. or its subsidiaries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.